EXHIBIT 99.2

     WEIRTON STEEL REACHES AGREEMENT WITH INFORMAL COMMITTEE OF NOTEHOLDERS

FOR IMMEDIATE RELEASE
February 25, 2002

WEIRTON, W.VA. - Weirton Steel Corporation announced today that the Company has reached an agreement with an informal committee of noteholders representing a majority of the Company's outstanding senior notes on the terms of an exchange offer and consent solicitation to restructure its long-term publicly held debt as part of its five-step strategic plan to provide the Company with greater overall financial stability and permit the fundamental repositioning of its business through strategic acquisitions and targeted investments.

On November 1, 2001, the Company filed a registration statement regarding a proposed exchange offer and consent solicitation relating to the Company's outstanding 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005 having an aggregate principal amount of $244 million.


In late November 2001 an informal committee of senior noteholders, through its financial and legal advisors, commenced negotiations with the Company with respect to the terms of the proposed exchange. As a result of these negotiations, an agreement has been reached with the noteholders committee under which the Company will amend the terms of its exchange offer, under which tendering noteholders would receive up to $134.2 million principal amount of new senior secured notes due 2008 and up to $109.8 million in liquidation preference of a new series of convertible redeemable preferred stock. This amended offer represents up to $550 in principal amount of new senior secured notes and $450 in liquidation preference of new Series C preferred stock.

The new senior secured notes will be secured by a second priority lien in the Company's hot strip mill, No. 9 tin tandem mill and tin mill assets, which are integral facilities in its downstream processing operations. Interest on the new senior secured notes will be limited in the first three years and thereafter will accrue and pay cash interest at the rate of 10%. The Series C preferred stock will not accrue or pay dividends, will be nonvoting, will be subject to mandatory redemption in 2013 at $50 per share and to redemption at the option of the Company on an accreting redemption schedule beginning in 2002, and may be convertible at the option of the Company in certain circumstances into registered common stock of the Company. Under the proposed exchange offer and consent solicitation, the Company also intends to amend certain covenants in the senior notes indentures dated 1994 and 1995.


In order to make the proposed exchange offer on the modified terms, the Company plans to amend its senior credit facility with the approval of its lenders prior to commencing the exchange offer and consent solicitation. The Company's senior lenders will have a first priority lien in the hot strip mill, No. 9 tin tandem mill and tin assets.

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The Company plans to file an amendment to its  registration  statement  with the
Securities and Exchange Commission to reflect the agreed modifications to the terms of the exchange offer and to launch the exchange offer and consent solicitation as soon as practicable after the registration statement has been declared effective by the Securities and Exchange Commission.

In addition, at the request of the Company, the City of Weirton has agreed to conduct an exchange offer and consent solicitation for its outstanding 8 5/8% Pollution Control Revenue Refunding Bonds (Weirton Steel Corporation Project) Series 1989 due 2014 under which the bondholders would receive up to $33.8 million aggregate principal amount of new 9% secured pollution control bonds due 2012. The new bonds would also be secured by a second priority lien in the Company's hot strip mill, No. 9 tin tandem mill and tin mill assets.

Lehman Brothers is the Financial Advisor and Dealer Manager for the concurrent exchange offers. All inquiries and requests for documents should be directed to Lehman Brothers Inc., 745 7th Avenue, 3rd Floor, New York, NY 10019, Attn:
Hyonwoo Shin, (212) 528-7581 (collect) or (800) 438-3242 (toll free), or to the Information Agent, D.F. King & Co., Inc., 77 Water Street, 20th Floor, New York, NY 10005. Banks and brokers should call: (212) 269-5550 (call collect) or (800) 431-9643.

A registration statement relating to the exchange offer has been filed with the Securities and Exchange Commission and has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Weirton is a major integrated producer of flat-rolled carbon steel with principal product lines consisting of tin mill products and sheet products. The Company is the second largest United States producer of tin mill products with a 25% market share of domestic shipments.

WEIRTON STEEL CORP. MEDIA CONTACT:
Rick Garan, Assistant Treasurer  (304) 797-2728